As filed with the Securities and Exchange Commission on April 26, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S–8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENESIS LEASE LIMITED
(Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0512319
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Roselawn House
University Business Complex
National Technology Park
Limerick, Ireland
+353-61-633-777

(Address, Including Zip Code, and Telephone Number,
including Area Code, of the Registrant’s Principal Executive Offices)

2006 GENESIS LEASE LIMITED SHARE INCENTIVE PLAN
(Full Title of Plan)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
Tel. (302) 738-6680

(Name and Address, Including Zip Code,
and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Boris Dolgonos, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
(212) 310-8000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares (2), par value $0.001 per share	2,709,185 shares	$26.05(3)	$70,574,269	(3)	$2,166.63
			$6,680,295	(4)	$205.09
Common Shares (2), par value $0.001 per share	290,815 shares	$23.15(4)	$77,254,564		$2,371.72

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there shall also be deemed registered hereby such additional number of common shares of the Registrant as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	These shares may be represented by the Registrant’s American Depositary Shares, or ADSs, each of which represents one common share. American Depositary Shares issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (333-138968).
(3)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sales prices for the ADSs, as quoted on the New York Stock Exchange on April 20, 2007, of $26.05 per ADS.
(4)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) based upon a weighted average exercise price of $22.97 per share for 290,815 shares underlying outstanding stock options to be registered pursuant to this Registration Statement. Of the 290,815 ADSs underlying outstanding options: (i) 276,784 options with an exercise price of $23.00 per share were granted on December 13, 2006; (ii) 11,931 options with an exercise price of $26.34 per share were granted on February 13, 2007; and (iii) 2,100 options with an exercise price of $25.50 per share were granted on March 16, 2007.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the U.S. Securities and Exchange Commission (the ‘‘Commission’’) by Genesis Lease Limited (the ‘‘Company’’), are incorporated herein by reference:

•	the Company’s annual report on Form 20-F for the year ended December 31, 2006 filed on April 2, 2007;

•	the Company’s Report of a Foreign Private Issuer on Form 6-K filed with the Commission on April 3, 2007 (relating to the declaration of a dividend), April 12, 2007 (relating to entry into a revolving credit facility) and April 20, 2007 (relating to the proposed purchase of two aircraft); and

•	the description of the Company’s common shares, par value $0.001 per share, and American Depositary Shares contained in its Registration Statement on Form 8-A filed with the Commission on December 8, 2006 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), which incorporates by reference the description of the Company’s common shares set forth under ‘‘Description of Share Capital’’ and the description of the Company’s American Depositary Shares set forth under ‘‘Description of American Depositary Shares’’ in the Company’s Registration Statement on Form F-1 (File No. 333-138967), as amended, which was originally filed with the Commission on November 27, 2006.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 6-K shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

The Company’s bye-laws contain a broad waiver by its shareholders of any claim or right of action, both individually and on its behalf, against any of its officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. The waiver limits the right of shareholders to assert claims against the Company’s officers and directors unless the act or failure to act involves fraud or dishonesty. The Company’s bye-laws also provide that the Company will indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty. The Company also has entered into directors’ service agreements with its directors, pursuant to which the Company has agreed to indemnify them against any liability brought against them by reason of their service as directors, except in cases where such liability arises from fraud, dishonesty, bad faith, gross negligence, willful default or willful misfeasance.

Section 98 of the Companies Act 1981 of Bermuda (the ‘‘Companies Act’’) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

The Company maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (2) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description
4.1	Form of Common Share Certificate (incorporated herein by reference to Exhibit 4.1 of the Company’s Registration Statement on Form F-1 (No. 333-138967), as amended, originally filed with the Commission on November 27, 2006) (the ‘‘F-1 Registration Statement’’)).
4.2	Form of Deposit Agreement, between Deutsche Bank Trust Company Americas and Genesis Lease Limited (incorporated herein by reference to Exhibit 4.2 of the F-1 Registration Statement).
4.3	Form of American Depositary Receipt (included in Exhibit 4.2) (incorporated herein by reference to Exhibits 4.2 and 4.3 of the F-1 Registration Statement).
5.1	Opinion of Conyers Dill & Pearman
10.1	Equity Incentive Plan (incorporated herein by reference to Exhibit 10.19 of the F-1 Registration Statement).
10.2	Form of Share Option Award (incorporated herein by reference to Exhibit 10.23 of the F-1 Registration Statement).
10.3	Form of Restricted Share Award for Directors (incorporated herein by reference to Exhibit 10.24 of the F-1 Registration Statement).
10.4	Form of Restricted Share Award for Executive Officers (incorporated herein by reference to Exhibit 10.25 of the F-1 Registration Statement).
23.1	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).
23.2	Consent of KPMG
24.1	Power of Attorney (included in signature page to this Registration Statement).

Item 9.    Undertakings.

(a)    The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the ‘‘Securities Act’’);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement; and

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Limerick, Ireland, on the 26th day of April 2007.

GENESIS LEASE LIMITED

By:	/s/ John McMahon
Name:	John McMahon
Title:	Chairman, President and Chief Executive Officer and Director

Signature of Authorized Representative in the United States:

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Company has signed this Registration Statement in Newark, Delaware, on April 26, 2007.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director, Puglisi & Associates

POWER OF ATTORNEY

We, the undersigned directors and/or officers of Genesis Lease Limited, hereby severally constitute and appoint John McMahon and Alan Jenkins, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and the Registrar of Companies in Bermuda, granting unto said attorneys, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, or their substitute, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John McMahon	Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2007

John McMahon

/s/ Alan Jenkins	Chief Financial Officer (Principal Financial and Accounting Officer)	April 26, 2007

Alan Jenkins

/s/ Niall Greene	Director	April 26, 2007

Niall Greene

/s/ Kenneth Holden	Director	April 26, 2007

Kenneth Holden

/s/ David C. Hurley	Director	April 26, 2007

David C. Hurley

/s/ Andrew L. Wallace	Director	April 26, 2007

Andrew L. Wallace